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                                   Exhibit 99
[CECIL BANCORP LOGO]



               CECIL BANCORP REPORTS INCREASED EARNINGS AND ASSETS


CONTACT:          MARY B. HALSEY, PRESIDENT & C.E.O.
                  CHARLES F. SPOSATO, CHAIRMAN OF THE BOARD
TELEPHONE:                 (410) 398-1650
RELEASE DATE:     OCTOBER 29, 2004

         October 29, 2004, Elkton Maryland . . . . Cecil Bancorp, Inc. (CECB),
the parent company of Cecil Federal Bank today reported that net income for the first nine months of 2004 was $1.3 million, up 33% over the first nine months of 2003. Earnings per diluted share grew 26% to $0.82. Net income for the third quarter was $519,000, up 51% over the third quarter of last year. At September 30, 2004, assets totaled $182 million, an increase of $32.5 million, or 22%, over year-end 2003.

         Mary Halsey, President and Chief Executive Officer, said, "Our substantial loan growth during 2004 is the main reason for the exceptional increase in year to date income. We have increased our total loans by $32 million, or 25%, so far this year. At quarter-end, our loans totaled over $159 million. We have achieved this growth while continuing our emphasis on credit quality."

         Cecil Bancorp's net interest income for the nine months increased by $920,000, or 21%, to $5.3 million. Other income increased $248,000, or 49%, mainly as a result of increased investment income on corporate owned life insurance and commission income. Total non-interest expense grew $730,000, or 24%, primarily as a result of increased compensation costs and expenses related to expansion.

         Charles Sposato, Chairman of the Board of Directors, stated, "The continuing strong support of our communities in Cecil and Harford Counties and the hard work and customer focus of our officers and staff made this exceptional growth possible."

         Cecil Bancorp is the independent bank holding company for Cecil Federal Bank, a community bank serving Cecil and Harford Counties in Maryland through eight branch offices in Elkton, Rising Sun, North East and Cecilton, and through its two Columbian Bank Division branches, in Havre de Grace. Cecil Federal Bank began operations in 1959. The Bank is FDIC insured and is a member of the Federal Reserve and the FHLB System.

         Forward Looking Statements. This earnings release includes forward-looking statements such as: statements of the Company's goals, intentions, and expectations; estimates of risks and of future costs and benefits; and statements of the Company's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, the Company's past growth and performance do not necessarily indicate its future results.

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